UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported)
November 26, 2008 (November 26, 2008)
AMERICAN HOMEPATIENT, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19532	62-1474680

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5200 Maryland Way, Suite 400, Brentwood ,TN	37027-5018

(Address of Principal Executive Offices)	(Zip Code)
(615) 221-8884
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On November 26, 2008, American HomePatient, Inc. (the “Company”), executed a new employment agreement with Joseph F. Furlong, III, the Company’s Chief Executive Officer (the “New Employment Agreement”). The New Employment Agreement replaces the prior employment agreement between Mr. Furlong and the Company dated as of December 1, 2000, amended by an amendment dated as of November 10, 2006 and further amended by an amendment dated as of December 21, 2007. The New Employment Agreement is attached hereto as Exhibit 10.1 and incorporated into this Item 5.02 by reference. The provisions of the New Employment Agreement are retroactive to November 1, 2008. The New Employment Agreement memorializes the terms of the prior employment agreement (as amended) without change with the addition of the termination provision described below and certain clarifying changes to the related definitions.
     Under the New Employment Agreement, if Mr. Furlong’s employment terminates due to a without cause termination or constructive discharge (as such are defined in the New Employment Agreement), then Mr. Furlong will receive: (i) an amount equal to the sum of 100% of his base salary plus 100% of his target annual incentive award for the year of termination; and (ii) his pro rata target bonus for the year of termination. This description of the New Employment Agreement is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.
     (c) Exhibits

Number	Exhibit

10.1	Employment Agreement dated November 26, 2008 with Joseph F. Furlong, III.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN HOMEPATIENT, INC.

	By:	/s/ Stephen L. Clanton
Stephen L. Clanton Executive Vice President and Chief Financial Officer

Date: November 26, 2008